Exhibit 10.1

Galecto, Inc.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy of Galecto, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long- term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership:  $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter.

Additional Annual Retainer for Non-Executive Chair of the Board:  $35,000

Additional Retainers for Committee Membership:

Audit Committee Chair:	$10,000
Audit Committee Member:	$10,000
Compensation Committee Chair:	$7,500
Compensation Committee Member:	$7,500
Research and Development Committee Chair:	$7,500
Research and Development Committee Member:	$7,500
Nominating and Corporate Governance Committee Chair:	$5,000
Nominating and Corporate Governance Committee Member:	$5,000

Note: Chair and committee member retainers are separate and in addition to the annual retainer for Board membership. By way of example, in addition to the Annual Retainer for Board Membership, the Audit Committee Chair shall receive an annual $20,000 retainer ($10,000 for service as Chair and $10,000 for service as a member).

Equity Retainers

Initial Award: An initial, one-time equity award (the “Initial Award”) of an option to purchase 18,000 shares of our common stock to each new non-employee director upon his or her election to the Board of Directors, which shall vest in 36 equal monthly installment from the date of vesting commencement, provided, however, that all vesting shall cease upon the cessation of the director’s service relationship with the Company; provided, however, that the Initial Award shall immediately vest upon a Sale Event (as defined in the 2020 Equity Incentive Plan). This Initial Award applies only to non-employee directors who are first elected to the Board of Directors subsequent to the Company’s initial public offering. Such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2020 Equity Incentive Plan) of the Company’s common stock on the date of grant.

Annual Award:  On each date of the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), each new and continuing non-employee member of the Board of Directors will receive an annual equity award (the “Annual Award”) of an option to purchase 18,000 shares (36,000 shares in the case of the Non-Executive Chair of the Board) of our common stock, which shall vest in 12 equal monthly installments commencing on the date of grant such that the Annual Award shall be fully vested upon the first anniversary of the date of grant; provided, however, that the Annual Award shall immediately vest upon a Sale Event (as defined in the 2020 Equity Incentive Plan); provided, further, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation or acceleration of vesting. New directors who join the Board of Directors on a date that is not the date of the Annual Meeting shall be granted an Annual Award prorated for the number of full months of expected service until the next Annual Meeting; such options shall vest in 12 equal monthly installments commencing on the date of grant. The Annual Award shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2020 Equity Incentive Plan) of the Company’s common stock on the date of grant.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Adopted October 20, 2020, and revised November 19, 2020 and February 3, 2022.

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